Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Maria L. Bouvette
President and CEO
(502) 499-4800

PORTER BANCORP, INC. COMPLETES $27.0 MILLION STOCK OFFERING

Offering Priced at $11.50 per Common Share

LOUISVILLE, Ky. (June 30, 2010) — Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that it completed a $27.0 million stock offering in a private placement to select institutional accredited investors. The private placement included the sale of $20.2 million in common stock and $6.8 million of convertible preferred stock at a price of $11.50 per share. The proceeds of the offering will be used for working capital, general corporate purposes and for augmenting the balance sheet, including increasing the capital of PBI Bank. Sandler O’Neill + Partners, L.P. served as the exclusive placement agent to Porter Bancorp, Inc.

“We are pleased to complete the $27.0 million stock offering as part of our strategy to strengthen our capital base,” stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. “The new capital will be an important part of supporting our continued growth while providing a solid increase in our regulatory capital.”

Private Placement Terms

The private placement totaled $27.0 million and included the sale of 1,755,745 shares of Common Stock at $11.50 per share, 227,000 shares of Series B Mandatory Convertible Preferred Stock at $11.50 per share, and 365,080 shares of Series C Convertible Preferred Stock at $11.50 per share. The Preferred Stock is convertible into Common Stock on a share-for-share basis. In addition, the Company issued 1,169,914 Warrants that are convertible into non-voting Common Stock at a exercise price of $11.50 per share.

The Series B Preferred Stock converts into common stock only when approved by Porter shareholders, in accordance with NASDAQ Rule 5635, which requires shareholder approval when the total number of common stock sold in a private placement would exceed 20% of the Company’s outstanding common stock. J. Chester Porter, Chairman of the Board of Porter Bancorp, and Maria Bouvette, President and CEO of Porter Bancorp, the Company’s principal shareholders, have agreed to vote in favor of the conversion. The Company expects to submit the proposal for shareholder approval during the third quarter of 2010.

Patriot Financial Partners, L.P., the lead investor in the private placement, would hold 9.9% of the voting common stock outstanding following conversion of the Series B Preferred Stock. The lead investor also purchased 365,080 shares of Series C Convertible Preferred Stock, a series of non-voting common equivalent shares.

As part of the private placement, the lead investor was granted the right to appoint a director to the boards of Porter Bancorp and PBI Bank and pre-emptive rights on future capital raises, as long as it continues to own at least 4.9% of the outstanding common stock of the Company. Porter also agreed to certain changes to its dividend policy. More detailed information regarding the private placement will be included in the Company’s 8-K filing with the Securities and Exchange Commission.

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About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.7 billion in assets as of March 31, 2010. Through Porter’s subsidiary PBI Bank, it operates 18 full service banking offices in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

About Patriot Financial Partners

Patriot Financial Partners, L.P. is a private equity fund focused on investing in community banks, thrifts and other financial service related companies. The Fund is long only with a value oriented, buy and hold strategy. To learn more about Patriot Financial Partners, L.P., visit www.patriotfinancialpartners.com.

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.